Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction
Allied World Assurance Company, Ltd	Bermuda
Allied World Assurance Holdings (Ireland) Ltd	Bermuda
Allied World Assurance Company (Reinsurance) Limited	Ireland
Allied World Assurance Company (Europe) Limited	Ireland
Newmarket Administrative Services (Ireland) Limited	Ireland
Allied World Assurance Holdings (U.S.) Inc.	Delaware
Allied World Assurance Company (U.S.) Inc.	Delaware
Allied World National Assurance Company	New Hampshire
Allied World Investment Company	Delaware
Newmarket Administrative Services, Inc.	Delaware
Allied World Reinsurance Company	New Jersey
Darwin Professional Underwriters, Inc.	Delaware
Darwin Group, Inc.	Delaware
Darwin National Assurance Company	Delaware
Darwin Select Insurance Company	Arkansas
Vantapro Specialty Insurance Company	Arkansas
Evolution Underwriting Inc.	Delaware
Agency Marketing Services Inc.	Florida
All-South Professional Liability, Inc.	Florida
Raincross Insurance Company	Florida
Newmarket Administrative Services (Bermuda), Ltd	Bermuda